UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
______________________
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 11, 2025
______________________
RingCentral, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36089	94-3322844
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)
20 Davis Drive, Belmont, CA 94002
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (650) 472-4100
______________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001	RNG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On September 11, 2025, RingCentral, Inc. (the “Company”) entered into an Amendment and Restatement Agreement (the “Restatement Agreement”), among the Company, the other loan parties party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”). The Restatement Agreement amends and restates in its entirety and refinances the Company’s existing Credit Agreement, dated as of February 14, 2023 (as amended prior to the Restatement Agreement, the “Existing Credit Agreement” and the Existing Credit Agreement, as amended and restated by the Restatement Agreement, the “Restated Credit Agreement”), among the Company, the lenders from time to time party thereto, the Administrative Agent and the Collateral Agent. The Restated Credit Agreement provides for a $280.0 million revolving loan facility (the “Revolving Facility”), with a $25.0 million sublimit for the issuance of letters of credit, a $310.0 million initial term loan facility (the “Term Facility”), and a $650.0 million delayed draw term loan facility (the “Delayed Draw Term Facility”). The obligations under the Restated Credit Agreement and the other loan documents are guaranteed by certain material domestic subsidiaries of the Company, and secured by substantially all of the personal property of the Company and such subsidiary guarantors. As of the closing date of the Restated Credit Agreement (the “Closing Date”), no Revolving Loans and $310.0 million of term loans were outstanding under the Restated Credit Agreement.
Use of Proceeds; Termination of Term Loan Commitments; Maturity; Incremental Facilities.
The proceeds of the loans under the Term Facility (the “Term Loans”) made on the Closing Date, together with cash on hand, were used to repay the outstanding term loans under the Existing Credit Agreement and to pay related premiums, fees and expenses in connection therewith. The proceeds of the loans under the Revolving Facility (the “Revolving Loans”) and the loans under the Delayed Draw Term Facility (the “Delayed Draw Term Loans”) may be used to repurchase, repay, acquire or otherwise settle a portion of the Company’s 0% convertible senior notes due 2026 (the “Convertible Notes”) and for ongoing net working capital and general corporate purposes (including funding acquisitions and share repurchases and paying related premiums, fees and expenses in connection therewith).
The Revolving Facility commitments terminate, and all outstanding Revolving Loans are due and payable on September 11, 2030. If on the date that is 91 days prior to the final scheduled maturity date of the Convertible Notes, both (i) the aggregate principal amount of Convertible Notes outstanding exceeds an amount equal to 50% of last twelve months EBITDA, calculated as set forth in the Restated Credit Agreement (the “Springing Maturity Threshold Amount”), and (ii) the Company’s and its restricted subsidiaries’ consolidated unrestricted cash and cash equivalents plus availability under the Revolving Facility and the Delayed Draw Term Facility (“Available Liquidity”) is less than 125% of the aggregate principal amount of Convertible Notes outstanding on such date, then the maturity date of the Revolving Facility shall automatically be modified to be such date.
The Delayed Draw Term Loans may be borrowed in up to four drawings during the period from the Closing Date through (i) March 15, 2026 (the “First Delayed Draw Termination Date”), on which date any undrawn commitments under the Delayed Draw Term Facility in excess of $325.0 million expire, (ii) June 30, 2026 (the “Second Delayed Draw Termination Date”), on which date any undrawn commitments under the Delayed Draw Term Facility in excess of $162.5 million expire, and (iii) September 30, 2026 (the “Final Delayed Draw Termination Date”), on which date any remaining undrawn commitments under the Delayed Draw Term Facility expire. All outstanding Term Loans and Delayed Draw Term Loans are due and payable on September 11, 2030. If on any date that is 91 days prior to the final scheduled maturity date of the Convertible Notes, both (i) the aggregate principal amount of Convertible Notes outstanding exceeds the Springing Maturity Threshold Amount, and (ii) Available Liquidity is less than 125% of the aggregate principal amount of Convertible Notes outstanding on such date, then the maturity date of the Term Facility and the Delayed Draw Term Facility shall automatically be modified to be such date.
The Restated Credit Agreement permits the Company, subject to the satisfaction of certain conditions, including obtaining commitments from new or existing lenders, to add one or more new revolving or term loan facilities and/or increase the commitments under the Revolving Facility, Term Facility or Delayed Draw Term Facility in an aggregate principal amount for all such incremental facilities of up to (a) the greater of $620,000,000 and 100% of last twelve months’ EBITDA plus (b) such amount as would not cause the secured net leverage ratio (as defined in the Restated Credit Agreement) to exceed, on a pro forma basis, 2.00 to 1.00 plus (c) certain voluntary prepayments and commitment reductions.

Repayments; Mandatory Prepayments.
Revolving Loans may be prepaid or repaid and reborrowed prior to the maturity date for the Revolving Facility, without penalty or premium, subject to customary breakage costs for loans bearing interest at the term SOFR rate.
Beginning with September 30, 2025, the Term Loans must be repaid in equal quarterly installments in aggregate annual amounts equal to 5.0% of the original principal amount of such Term Loans. The Term Loans may be prepaid by the Company at any time in whole or in part, without penalty or premium, subject to customary breakage costs for loans bearing interest at the term SOFR rate. In addition, the Term Loans are subject to mandatory prepayment with the proceeds of certain asset sales and incurrence of indebtedness (other than indebtedness permitted under the Restated Credit Agreement). Term Loans repaid or prepaid may not be reborrowed.
Fees and Interest Rates. The Company is obligated to pay customary closing fees, arrangement fees and administration fees for a credit facility of this size and type. The Company is required to pay a commitment fee on the daily unused amount of Revolving Facility commitments ranging from 0.200% to 0.350% per annum, depending upon the Company’s total net leverage ratio. In addition, the Company is required to pay a ticking fee at a rate of 0.300% per annum on the daily unused amount of the Delayed Draw Term Facility commitments to, but excluding, the earlier of the funding date of the Delayed Draw Term Loans and the date of termination of the Delayed Draw Term Facility.
Borrowings under the Restated Credit Agreement will bear interest, at the Company’s option, at either: (a) the alternate base rate, which is defined as a fluctuating rate per annum equal to the greatest of (i) the prime rate then in effect, (ii) the federal funds rate then in effect, plus 0.50% per annum, and (iii) an adjusted term SOFR rate determined on the basis of a one-month interest period, plus 1.00%, in each case, plus a margin of between 0.375% and 1.375%; and (b) an adjusted term SOFR rate (based on one, three or six month interest periods), plus a margin of between 1.375% and 2.375%. The applicable margin in each case is determined based on the Company’s total net leverage ratio. Interest is payable quarterly in arrears with respect to borrowings bearing interest at the alternate base rate or on the last day of an interest period, but at least every three months, with respect to borrowings bearing interest at the term SOFR rate.
Representations; Covenants. The Restated Credit Agreement contains various customary representations and warranties by the Company, which include customary materiality, material adverse effect and knowledge qualifiers. The Restated Credit Agreement contains customary affirmative and negative covenants including, among other requirements, negative covenants that restrict the Company’s and its subsidiaries’ ability to incur indebtedness, create liens, make investments, dispose of assets and make certain restricted payments. Further, the Restated Credit Agreement contains financial covenants that require compliance with a maximum total net leverage ratio and minimum interest coverage ratio.
Events of Default. The Restated Credit Agreement contains events of default that include, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, bankruptcy and insolvency events, material judgments, and events constituting a change of control. If any principal is not paid when due, interest on such amount will accrue at an increased rate. Upon the occurrence and during the continuance of an event of default, the lenders may terminate their commitments and accelerate the Company’s obligations under the Restated Credit Agreement; however, that acceleration will be automatic in the case of bankruptcy and insolvency events of default involving the Company.
The foregoing description of the Restated Credit Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the Restated Credit Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.
(d)     Exhibits

Exhibit No	Description
10.1
Amendment and Restatement Agreement, dated as of September 11, 2025, among RingCentral, Inc., the other loan parties party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and as collateral agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RINGCENTRAL, INC.
a Delaware corporation

Dated: September 12, 2025	By:	/s/ Vaibhav Agarwal
	Name:	Vaibhav Agarwal
	Title:	Chief Financial Officer